Exhibit 99.B(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated November 21, 2005, relating to the financial statements and financial highlights appearing in the September 30, 2005 Annual Report to Shareholders of the Columbia Small Company Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated May 26, 2005, relating to the financial statements and financial highlights appearing in the March 31, 2005 Annual Report to Shareholders of the Columbia Small Cap Growth Fund II (formerly Nations Small Company Fund), which are incorporated by reference in the Statement of Additional Information, dated August 1, 2005, of Columbia Small Cap Growth Fund II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Overview of Service Providers” in such Registration Statement and under the heading “Financial Highlights” in the Prospectuses dated February 1, 2006 and November 1, 2005 for Columbia Small Company Equity Fund and Columbia Small Cap Growth Fund II, respectively, and under the headings “Independent Registered Public Accounting Firm of the Funds” in the Statement of Additional Information dated February 1, 2006 for Columbia Small Company Equity Fund and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated August 1, 2005 for Columbia Small Cap Growth Fund II, which are also incorporated by reference into the Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

May 1, 2006